Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is dated as of November 22, 2019 (the “Effective Date”) and is among MENLO PREPI I, LLC, a Delaware limited liability company, and TPI INVESTORS 9, LLC, a California limited liability company (collectively, “Lessor”), and INTERSECT ENT, INC., a Delaware corporation (“Lessee”), with respect to the following recitals:

RECITALS

A.    Lessor, as the successor-in-interest to Menlo Business Park, LLC, a California limited liability company, and Lessee entered into that certain Lease dated March 2, 2012 (the “Original Lease”) for the premises consisting of approximately 32,458 rentable square feet commonly known as Suite “B” of Building 17, located at 1555 Adams Drive, Menlo Park, California (the “Original Premises”).

B.    By virtue of the First Amendment to the Original Lease dated December 17, 2014 (the “First Amendment”), the Original Premises were expanded to include approximately 15,115 rentable square feet commonly referred to as Suite “A” located on the First Floor of the Building and more particularly described in the Exhibit A-1 attached to the First Amendment plus that certain Mezzanine Area consisting of approximately 2,800 rentable square feet on the Second Floor of the Building and more particularly described as Exhibit A-2 to the First Amendment (the “Expansion Premises”). The Original Premises and the Expansion Premises shall be the “Premises” as defined in the Original Lease, all upon the terms and conditions as hereinafter set forth. The Premises now contain approximately 50,373 rentable square feet. The Original Lease, as modified by the terms of the First Amendment is referred to as the “Lease.”

C.    The Term of the Lease is scheduled to expire on May 31, 2020.

D.    Lessee and Lessor now desire to amend the Lease to extend the Term of the Lease for the additional fifty-one (51) months on the terms and conditions set forth in this Second Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged here, Lessee and Lessor agree as follows:

1.    Recitals & Defined Terms. Recitals A through D, inclusive, set forth above are incorporated into this Second Amendment in full by this reference. Capitalized terms shall have the meaning ascribed to them in the Lease unless otherwise defined herein.

2.    Extension of Term. The Term of the Lease is hereby extended for a period of fifty- one (51) months (the “Extension Term”), commencing as of June 1, 2020 and expiring on September 1, 2024 (the “Expiration Date”), unless sooner terminated in accordance with the provisions of the Lease.

3.    No Further Options to Extend. Notwithstanding Section 8 of the First Amendment or Sections 3(a) – 3(d) of the Lease, Lessee shall have no further options to extend the Term of the Lease following the Expiration Date.

4.    Monthly Base Rent. The Monthly Base Rent for the Premises for the time period between the Effective Date of this Second Amendment and the commencement of the Extension Term hereunder shall be governed by the Original Lease and First Amendment. As of June 1, 2020, the Monthly Base Rent payable by Lessee for the Premises during the Extension Term of the Lease shall be as follows:

Months	Square Feet	$/SF/Mo./NNN	Monthly Base Rent
1-12	50,373	$5.00	$251,865.00
13-24	50,373	$5.18	$260,680.28
25-36	50,373	$5.36	$269,804.08
37-48	50,373	$5.54	$279,247.23
49-51	50,373	$5.74	$289,020.88

5.    Security Deposit. Lessee and Lessor acknowledge that pursuant to the terms of the Original Lease and First Amendment, Lessor currently holds, as security for the performance of Lessee’s obligations thereunder, a Security Deposit, in cash, in the amount of One Hundred Eighteen Thousand Nine Hundred Thirty-Two and 50/100 Dollars ($118,932.50). The Security Deposit shall be increased by Two Hundred Sixty Eight Thousand One Hundred Thirty Nine and 63/100 Dollars ($268,139.63). Upon execution of this Second Amendment, Lessee shall deliver to Lessor the sum of Two Hundred Sixty Eight Thousand One Hundred Thirty Nine and 63/100 Dollars ($268,139.63) in immediately available funds. Thereafter, the Security Deposit paid by Lessee totaling Four Hundred Thirty-Five Thousand Nine Hundred Sixty-One and 40/100 Dollars ($387,072.13), shall be held and applied in accordance with the Lease and such amount shall be returned to Lessee following the Expiration Date in accordance with the terms of the Lease.

6.    Improvement Allowance. Lessee shall be entitled to an improvement allowance (the “Improvement Allowance”) in the amount of Eight and 50/100 Dollars ($8.50.00) per rentable square foot of the Premises (i.e., $428,170.50, based on 50,373 rentable square feet of Premises), for costs relating to the design and construction of improvements to the Premises, which improvements may be constructed by Lessor or Lessor, subject to their mutual agreement. In lieu of improvements, Lessee shall have the right, upon written notice to Lessor, delivered prior to June 1, 2020, to receive a credit against Rent in the amount of all or a portion of the Improvement Allowance, such amount to be determined by Lessee in its sole and absolute discretion. If so exercised, Lessor shall credit the Improvement Allowance (or portion of thereof applied to Rent) against the next Rent payment(s) coming due until fully-expended.

7.    Restoration. Notwithstanding anything to the contrary in the Lease, Lessor agrees to waive its right to require the Lessee to restore the Premises to its original condition with respect to any lessee improvements or Alterations within the Premises. Lessee’s sole obligation with respect to surrender and restoration shall be to surrender the Premises to Lessor on the Expiration date vacant and in broom clean condition.

8.    CASp Disclosure. For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that (check one):

☐    To Lessor’s actual knowledge, the Premises have undergone inspection by a Certified Access Specialist (CASp).

If the Premises have undergone inspection by a CASp prior to the execution of this Second Amendment and, to the best of Lessor’s knowledge, there have been no modifications or alterations completed or commenced between the date of the inspection and the date of this Second Amendment which have impacted the Premises’ compliance with construction-related accessibility standards, Section 1938 requires Lessor to provide to Lessee, prior to execution of this Second Amendment, a copy of any report prepared by the CASp. If, prior to the date of this Second Amendment, the Premises were issued an inspection report by a CASp indicating that it meets applicable standards, as defined in paragraph (4) of subdivision (a) of California Civil Code Section 55.52, Lessor is required to provide a copy of the current disability access inspection certificate and any inspection report to Lessee that was not already provided pursuant to the foregoing sentence, within seven (7) days of the date of the execution of this Second Amendment.

☒	To Lessor’s actual knowledge, the Premises have not undergone inspection by a CASp.

or

☐

To Lessor’s actual knowledge, the Premises have undergone inspection by a CASP but, to the best of Lessor’s knowledge, there have been intervening modifications or alterations completed or commenced which have impacted the Premises compliance with construction related accessibility standards.

California Civil Code Section 1938 states:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or Landlord may not prohibit the Tenant or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Notwithstanding anything to the contrary in this Second Amendment, Lessor and Lessee hereby agree that, from the date of this Second Amendment, if Lessee requests to perform a CASp inspection of the Premises, Lessee shall, at its cost, retain a CASp approved by Lessor (provided that Lessor may designate the CASp, at Lessor’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Lessee shall provide Lessor with a copy of any report or certificate issued by the CASp (the “CASp Report”). Lessor and Lessee agree that any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report shall be the responsibility of the party requesting same. Lessee agrees to keep the information in the CASp Report confidential except as necessary for the Lessee to complete such modifications.

9.    Brokers. Lessee’s broker is Cornish & Carey Commercial dba Newmark Knight Frank (“Lessee’s Broker”) and Lessor’s broker is Kidder Matthews and Newmark Knight Frank (collectively, “Lessor’s Broker” and collectively with Lessee’s Broker, the “Brokers”). Lessor shall pay a leasing commission to the Brokers pursuant to a separate agreement. Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Second Amendment other than Lessee’s Broker and Lessor’s Broker and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

10.    Severability. Any provision or provisions of this Second Amendment which shall be found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

11.    Amendments. The Lease, as amended, may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to the Lease, as amended, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

Acknowled	TW
Accepted
Lessee

12.    Counterparts; Electronic Signatures. This Second Amendment may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Second Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Second Amendment had been delivered had been signed using a handwritten signature. Lessor and Lessee (i) agree that an electronic signature, whether digital or encrypted, of a party to this Second Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intended to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or , electronic mail, or other electronic means, (iii) are aware that the other party will reply on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Second Amendment based on the foregoing forms of signature. If this Second Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”) and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E- SIGN and UETA with respect to this specific transaction.

Acknowled	TW
Accepted
Lessee

13.    Miscellaneous. This Second Amendment, together with the Lease, constitutes the entire agreement between Lessor and Lessee regarding the Lease and the subject matter contained therein and herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings. Except as specifically amended hereby, the Lease and all of the terms and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed. To the extent the provisions of this Second Amendment conflict with or are inconsistent with the terms of the Lease, the terms of this Second Amendment shall prevail. This Second Amendment shall be interpreted neutrally between the parties regardless of which party drafted or caused to be drafted this Second Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date and year first above written.

LESSEE:

INTERSECT ENT, INC., a Delaware corporation

By:	/s/ Tom West
Name:	Tom West
Its:	President and CEO

By:
Name:
Its:

LESSOR:

MENLO PREPI I, LLC,

a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its authorized signatory

	By:	/s/ Jeff Uittenbogaard
	Name:	Jeff Uittenbogaard
	Its:	Investment Director
12/2/2019

	By:	/s/ Doug Kintzle
	Name:	Doug Kintzle
	Its:	Managing Director - Asset Management
12/2/2019

TPI INVESTORS 9, LLC,
a California limited liability company

By:	/s/ John C. Tarlton
Name:	John C. Tarlton
Title:	President & CEO